Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in Form S-8 of E Med Future, Inc. of our report dated March 1, 2004 on the Financial Statements of such Company. We also consent to the reference to our firm as Independent Accountants in such Form.

/s/ Meyler & Company, LLC
Meyler & Company, LLC

September 22, 2004